UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Tandy Brands Accessories, Inc.

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TANDY BRANDS ACCESSORIES, INC.
IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS
October 4, 2007
Dear Fellow Stockholder,
     At the 2007 Annual Meeting of Stockholders of Tandy Brands Accessories, Inc., scheduled for October 29, 2007, you will be asked to elect two directors. Your Board of Directors has nominated two independent, experienced and highly qualified individuals, Colombe M. Nicholas and W. Grady Rosier. Both nominees currently serve on our Board, understand the complexities of our business, and are committed to the pursuit of maximizing value for all of our stockholders.
     Golconda Capital Portfolio, L.P., a dissident stockholder, has filed to solicit proxies to replace the slate nominated by your Board of Directors. According to information provided to the Company by the dissident stockholder, Golconda is a private investment partnership formed in 2005 with less than $2 million under management. This partnership, according to its own public filing, owns only approximately 1% of our outstanding shares. Nevertheless, in the pursuit of exploring all avenues to maximize stockholder value, our management and independent members of our Board have met and communicated with the dissident and its nominees several times in order to better understand their point of view. Many of the “ideas” the dissident proposed had already been considered by the Board and either determined to not be in the best interests of our stockholders or were already in the process of being implemented by the Company. SUPPORT YOUR BOARD: Tandy Brands has begun implementation of a strategic plan and is proactively working to maximize shareholder value. We urge you to sign, date and return the enclosed WHITE proxy card, or vote by telephone or internet, and discard any other proxy cards you receive.
THE TANDY BRANDS STRATEGIC PLAN
•	We have recently completed several successful restructuring initiatives. As a result of these initiatives, we have:

w	improved our net income by $5.4 million;

w	reduced our SG&A expenses by $4 million;

w	improved our year-to-year gross margins by 240 basis points (excluding charges for discontinued inventory); and

w	reduced our debt by 57%.

•	We have recently increased our quarterly dividend. Because of our improved profitability and strengthened balance sheet, we have been able to increase the quarterly dividend to our stockholders by 45% to $0.04 per share.

•	The Board announced in August that Tandy Brands has been engaged in an ongoing exploration of available strategic alternatives to maximize stockholder value. We have engaged Financo, Inc., an investment bank, to assist in this process.

•	We are expanding our stable of licensees. We have recently announced the addition of Goodyear Tire and Geno D’Lucca as licensees. We will market select Goodyear gifts and auto accessories to auto retail outlets, tire dealers and mass market auto departments, opening an entire new distribution channel. We are, through our Geno D’Lucca and Eileen West licenses, expanding into higher-end markets.

•	Our gift business is expanding. We have been able to expand our gift business to make it a more year round business and have added two new gift categories, Totes Outdoors and Hi-Tech Products, that we have sold to a large majority of our retail partners.
THE TANDY BRANDS BOARD IS INDEPENDENT AND HIGHLY QUALIFIED
•	Our directors understand our business. All of our directors have served for at least two years. They understand our business, the challenges we face and the strategy we have implemented to address those challenges to benefit all of our stockholders.

•	Our directors are highly qualified and experienced. When we look for directors, we seek out highly qualified and experienced individuals. For example, the most recent additions to the Board, Grady Rosier and George Lake, were only selected after a thorough interview process, based largely on their extensive experience and significant qualifications. Mr. Rosier has brought over 30 years of experience in the retail and distribution industries to our Board and Mr. Lake has brought extensive experience in investment banking and investment activities.

•	Our directors are independent. Of our seven directors, all but one are independent, non-employee directors and Britt Jenkins, our only employee director, brings over 35 years of industry experience.
THE DISSIDENT NOMINEES LACK KNOWLEDGE, EXPERTISE, AND STRATEGIC VISION
•	The Dissident Nominees Lack Experience. The dissident’s nominees have no experience serving on the board of a public company and no operational experience in running a public or private company.

•	The Dissident Nominees Lack Expertise. The dissident’s nominees have no experience in the accessories or retail industry. The primary qualification presented to our Nominations Committee was their experience at the dissident investment firm, an approximately two-year old investment fund with less than $2 million under management.

•	The Dissident Stockholder Has Brought Nothing New to the Table. Members of our management team and independent members of our Board of Directors have listened to the dissident’s “vision” for the future. Many of the primary “proposals” the dissident has advocated had either already been considered by our board of directors or were in process long before discussions with the dissident. In certain cases, the dissident has attempted to take credit for initiatives which it has had absolutely no influence over.

•	The Dissident Nominees Lack Independence. We believe the two hand-picked nominees would not serve the greater interest of all of our stockholders. In our experience, the proposed nominees have only seemed interested in pursuing the short-sighted goals put forth by the dissident stockholder, which we believe could be disruptive to our efforts to maximize stockholder value.
THE TANDY BRANDS BOARD QUESTIONS THE DISSIDENT’S REASONING
     We offered to enter into a confidential dialogue between our management and independent directors and the dissident stockholder so we could help them to better understand the progress we have made, the challenges we face, and our vision for the future. The dissident stockholder rejected this offer! We believe such a dialogue could have provided the dissident valuable insight into the progress of the Company, the challenges we face and the reasons why initiating this costly and potentially distracting proxy contest is not in the best interests of all of our stockholders. Despite our review of strategic alternatives, the dissident has opted to launch an ill-reasoned proxy contest that will be disruptive to the Company, our employees and customers. In addition, their actions have already caused the Company to make unplanned cash expenditures that would have been available for other more productive uses. The Board believes it would be in the best interests of all stockholders for the dissident stockholder to withdraw its proxy solicitation.
YOUR VOTE IS IMPORTANT—PROTECT YOUR INVESTMENT
SUPPORT YOUR BOARD’S NOMINEES
     We believe your Board’s nominees are crucial to the continued execution of Tandy Brands Success
     We ask that you protect your investment by voting FOR your Board’s director nominees and discarding all blue proxy cards that you may receive from Golconda Capital Portfolio, L.P.
     Your vote is IMPORTANT. Whether or not you plan to attend the 2007 Annual Meeting on October 29, please SIGN, DATE and RETURN the enclosed WHITE proxy card today or vote by telephone or internet as described on the WHITE proxy card.
     On behalf of your Board of Directors, thank you for your attention and continued support. We look forward to seeing you at the 2007 Annual Meeting of Stockholders of Tandy Brands Accessories, Inc.
Sincerely,

/s/ J.S.B. Jenkins	/s/ Dr. James F. Gaertner
J.S.B. Jenkins, President and Chief Executive Officer	Dr. James F. Gaertner, Chairman of the Board
Important Information
The Company filed a definitive proxy statement in connection with its 2007 annual meeting of shareholders with the Securities and Exchange Commission on September 21, 2007. Stockholders are strongly advised to read the proxy statement carefully, as it contains important information. The Company and certain other persons may be deemed participants in the solicitation of proxies from stockholders in connection with the Company’s 2007 Annual Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement, filed with the Securities and Exchange Commission on September 21, 2007. Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2007 Annual Meeting of Stockholders at the SEC’s website at www.sec.gov or by contacting the Company’s proxy solicitor Georgeson Inc. at (888) 605-7570 toll free.

If you have questions or need assistance in voting your shares, please call:
Georgeson
17 State Street, 10th Floor
New York, NY 10004
(888) 605-7570 (Toll Free)
Banks and Brokerage Firms please call:
(212) 440-9800